Exhibit 4.4.1




                  AMENDMENT TO DEPOSIT AGREEMENT dated as of January 20, 2010 (this "Amendment") among BERKELEY TECHNOLOGY LIMITED (formerly known as London Pacific Group Limited) (the "Company"), THE BANK OF NEW YORK MELLON (formerly known as The Bank of New York), as depositary (the "Depositary"), and all Owners and holders from time to time of American Depositary Receipts issued under the Deposit Agreement referred to herein.

                              W I T N E S S E T H :

                  WHEREAS, the Company and the Depositary entered into a Deposit Agreement dated as of September 25, 1992, as amended and restated as of June 24, 2002, as amended (the "Deposit Agreement"), for the purposes set forth in that agreement;

                  WHEREAS, pursuant to Section 6.01 of the Deposit Agreement, the Company and the Depositary wish to amend the Deposit Agreement;

                  NOW, THEREFORE, the Company and the Depositary hereby agree as follows:

                  1. Section 6.02 of the Deposit Agreement is hereby amended by replacing the fifth sentence of that Section with the following:

"As soon as practicable after the expiration of 30 days after the date of termination of this Deposit Agreement, the Depositary shall use reasonable efforts to sell the Deposited Securities then held hereunder and thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it hereunder, unsegregated and without liability for interest, for the pro rata benefit of the Owners of Receipts which have not theretofore been surrendered, such Owners thereupon becoming general creditors of the Depositary with respect to such net proceeds."

                  2. Article 21 of the form of Receipt attached as Exhibit A to the Deposit Agreement is hereby amended by replacing the fifth sentence of that Article with the following:

"As soon as practicable after the expiration of 30 days after the date of termination of the Deposit Agreement, the Depositary shall use reasonable efforts to sell the Deposited Securities then held under the Deposit Agreement and thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it thereunder, unsegregated and without liability for interest, for the pro rata benefit of the Owners of Receipts which have not theretofore been surrendered, such Owners thereupon becoming general creditors of the Depositary with respect to such net proceeds."

                  3. Unless otherwise specifically defined herein, each term used herein that is defined in the Deposit Agreement has the meaning assigned to such term in the Deposit Agreement.

                  4. The Depositary shall give the Owners notice of this Amendment. The foregoing amendments shall be effective 30 days after the date of that notice.

                  5. Except for the foregoing amendments, the Deposit Agreement shall remain in full force and effect in accordance with its terms. This Amendment shall be governed by and construed as one with the Deposit Agreement, and the Deposit Agreement shall, where the context requires, be read and construed so as to incorporate this Amendment.

                  6. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state.

                  7. This Amendment may be executed in one or more counterparts, and all those counterparts together shall constitute one original document.




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                            [signature page follows]

                  IN WITNESS WHEREOF, BERKELEY TECHNOLOGY LIMITED and THE BANK OF NEW YORK MELLON have duly executed this Amendment as of the date first above written.


                               BERKELEY TECHNOLOGY LIMITED


                               By: /s/ Robert A. Cornman

                                  Name:  Robert A. Cornman
                                  Title: Secretary



                               THE BANK OF NEW YORK MELLON



                               By: /s/ Joanne F. Di Giovanni

                                   Name:    Joanne F. Di Giovanni
                                   Title:   Vice President